Exhibit 3a

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:06 PM 02/17/2010
FILED 09:06 PM 02/17/2010
SRV 1001159114 – 4789797 FILE

CERTIFICATE OF INCORPORATION
OF

TURNPOINT GLOBAL, INC.

FIRST. The name of the corporation is TURNPOINT GLOBAL, INC.

SECOND. Its registered office in the State of Delaware is located at 1521 Concord Pike, #301, in the City of Wilmington, County of New Castle, Zip Code 19803. The registered agent in charge is United Corporation Agents, Inc.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOUR. The total number of shares which the corporation shall have the authority to issue is 10,000,000 shares of Common Stock, and the par value of each of such shares is $0.0003.

FIFTH. The incorporator of the corporation is LegalZoom.com, Inc., 7083 Hollywood Blvd., Suite 180, Los Angeles, CA 90028.

SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SEVENTH. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

EIGHTH. The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under Delaware law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under Delaware law.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on the date below.

Date: February 17, 2010

LegalZoom.com, Inc., Incorporator

By:	/s/ Sheila Dang
Sheila Dang, Asst. Secretary